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                                                                   EXHIBIT 10.1


                       SUMMARY OF INCENTIVE BONUS PLAN OF

                            PARK NATIONAL CORPORATION

         The Executive Committee of the Board of Directors of Park National Corporation ("Park") administers Park's incentive bonus plan which enables the officers of The Park National Bank, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Second National Bank, United Bank, N.A., The Security National Bank and Trust Co., The Citizens National Bank of Urbana, Scope Leasing, Inc. and Guardian Financial Services Company to share in any above-average return on equity (net income divided by average equity) which Park and its subsidiaries on a consolidated basis may generate during a fiscal year.

         Above-average return on equity is defined as the amount by which the net income to average equity ratio of Park and its subsidiaries on a consolidated basis exceeds the median net income to average equity ratio of all U.S. bank holding companies of similar asset size ($3 billion to $10 billion). A formula determines the amount, if any, by which Park's return on equity ratio exceeds the median return on equity ratio of these peer bank holding companies. Twenty percent (20%) of that amount on a before-tax equivalent basis is available for incentive compensation. If Park's return on equity ratio is equal to or less than that of the peer group, no incentive compensation will be available with respect to that year. The President and Chief Executive Officer of Park receives a fixed percentage of the amount available for incentive compensation as determined by the Board of Directors of Park. After deducting that amount, the remaining amount is distributed to the officers of Park National Bank, Richland Trust Company, Century National Bank, First-Knox National Bank, Second National Bank, United Bank, Security National Bank, Citizens National Bank, Scope Leasing and Guardian Financial on the basis of their respective contributions to Park's meeting its short-term and long-term financial goals during the fiscal year, which contributions are subjectively determined by the Chairman of the Board and the President and Chief Executive Officer of Park and approved by the Executive Committee of the Board of Directors of Park. Recommendations of the presidents of Park's subsidiaries are considered when determining incentive bonus amounts for officers of those subsidiaries. The determination of the amounts of incentive bonus to be paid for a fiscal year and the payment of those amounts are made during the first two quarters of the next fiscal year.